UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

OBALON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37897	20-1828101
(Commission	(IRS Employer
File Number)	Identification No.)

5421 Avenida Encinas, Suite F
Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

(844) 362-2566

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OBLN	The NASDAQ Stock Market LLC (NASDAQ Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⌧

Item 1.02 Termination of a Material Definitive Agreement.

On December 11, 2020, Obalon Therapeutics, Inc. (the “Company”) provided notice to Blue Ox Healthcare Partners, LLC (“Blue Ox”) to terminate that certain Consulting Agreement, dated August 11, 2020, by and between the Company and Blue Ox (the “Consulting Agreement”), which termination shall be effective January 10, 2021.

Pursuant to the Consulting Agreement, the Company engaged Blue Ox to perform certain consulting and advisory services, including with respect to an outcome study and market strategy. The Consulting Agreement has a term of one year, and the Company and Blue Ox may terminate the Consulting Agreement for any reason or for no reason upon thirty (30) days prior written notice.

Pursuant to the Consulting Agreement, the Company agreed to pay Blue Ox a cash fee of $50,000 per month for a period of six (6) months. The total cash payment of $300,000 is payable in two equal installments. The first installment was paid following the execution of the Consulting Agreement.

The warrant (the “Warrant’) to purchase up to 100,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $0.8285, which was issued to Blue Ox pursuant to the Consulting Agreement, remains outstanding. The Warrant is currently exercisable and will expire on August 10, 2025.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing .

As previously disclosed, on August 6, 2020, the Company received two written notifications from the Nasdaq Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”). The first written notification (the “First Notice”) notified the Company that it is not in compliance with Nasdaq Listing Rule 5450(b)(1)(A) based on the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which reported the Company’s stockholders’ equity as $7,178,000, which is below the minimum of $10,000,000 in stockholders’ equity required for continued listing on the Nasdaq Global Market. The second written notification (the “Second Notice”) received by the Company on August 6, 2020 notified the Company that the closing bid price for its common stock had been below $1.00 for the last 30 consecutive business days and that the Company therefore is not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided a 180 calendar day compliance period, or until February 2, 2021, to regain compliance.

In response to the First Notice, the Company submitted an application to transfer its listing to the Nasdaq Capital Market, which has a minimum stockholders’ equity requirement for continued listing of $2,500,000. As of September 30, 2020, the Company was in compliance with this requirement. On December 10, 2020, Nasdaq notified the Company that it had approved the Company’s application to transfer the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer will be effective at the opening of business on December 17, 2020. The Company’s common stock will continue to trade under the symbol “OBLN.”

The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. Upon transfer to the Nasdaq Capital Market, the Company will be afforded the remainder of the 180 day compliance period associated with the Second Notice. The Company will be notified that compliance is achieved if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on the Nasdaq Capital Market. There can be no assurance that the Company will be able to regain compliance with the bid price requirements, or will otherwise be in compliance with other Nasdaq Listing Rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBALON THERAPEUTICS, INC.

Date: December 15, 2020	By:	/s/ Nooshin Hussainy
Nooshin Hussainy
Chief Financial Officer